CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-58419) and Form S-8 (Nos. 33-83850, 33-61294, 333-09477, 333-17087 and 333-65565) of Centura Software Corporation of our report dated February 8, 2000 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
March 29, 2000